EXHIBIT 10.19B

SECOND AMENDMENT

TO THE

FIRST UNITED SECURITY BANK

Director Retirement Agreement

DATED OCTOBER 17, 2002

FOR

BRUCE N. WILSON

THIS SECOND AMENDMENT (this “Amendment”) is adopted and effective as of this 25th day of January, 2017, by and among First US Bancshares, Inc., a Delaware corporation (formerly known as United Security Bancshares, Inc.) (“USB”), First US Bank, a state-chartered commercial bank located in Thomasville, Alabama (formerly known as First United Security Bank) (“FUSB”) (USB and FUSB collectively are referred to herein as the “Company”), and Bruce N. Wilson (the “Director”).

WHEREAS, the Company and the Director previously executed the First United Security Bank Director Retirement Agreement on October 17, 2002, effective as of September 1, 2002, as amended by that certain First Amendment to the First United Security Bank Director Retirement Agreement dated November 20, 2008, effective as of January 1, 2005 (as amended, the “Agreement”); and

WHEREAS, at the annual meeting of the stockholders of USB held on May 9, 2006, the stockholders of USB approved and adopted an amendment to USB’s bylaws to increase the mandatory retirement age for members of USB’s board of directors from age seventy (70) to age seventy-five (75); and

WHEREAS, the Agreement currently provides that the annual benefit thereunder shall increase each Plan Year at a rate at 3.0%, effective as of the end of each such Plan Year; and

WHEREAS, the Company and the Director desire to amend the Agreement to clarify that the annual increases in the amount of the annual benefit payable pursuant to the Agreement shall terminate at the end of the Plan Year immediately preceding the date of the first meeting of stockholders of USB at which directors are elected, following the date on which the Director reaches the mandatory retirement age set forth in USB’s bylaws; and

WHEREAS, capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	The following Section 1.9 shall be added to the Agreement immediately following Section 1.8, and each subsequent subsection of Article I shall be renumbered accordingly:
1.9

“Mandatory Retirement Date” means the date of the first meeting of stockholders of USB at which directors are elected, following the date on which the Director reaches the mandatory retirement age set forth in USB’s bylaws, which is currently age seventy-five (75).

2.	Section 2.1.1 of the Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following:

Commencing at the end of the first Plan Year, and each Plan Year thereafter until the end of the Plan Year immediately preceding the Mandatory Retirement Date, the annual benefit shall be increased three percent (3.0%) from the previous Plan Year.

IN WITNESS WHEREOF, the Company and the Director hereby consent to the adoption of this Amendment.

Director:	First US Bank

/s/ Bruce N. Wilson	By: /s/ Andrew C. Bearden, Jr.
Andrew C. Bearden, Jr.
Chairman of the Board

First US Bancshares, Inc.

By: /s/ Andrew C. Bearden, Jr.
Andrew C. Bearden, Jr.
Chairman of the Board